Exhibit 99.1

HUDSON TECHNOLOGIES ANNOUNCES CLOSING OF ACQUISITION OF

AIRGAS-REFRIGERANTS, INC.

PEARL RIVER, NY – OCTOBER 10, 2017 – Hudson Technologies, Inc. (NASDAQ: HDSN) (“Hudson”) today announced the closing of its acquisition of Airgas-Refrigerants, Inc. (“ARI”), a subsidiary of Airgas, Inc., an Air Liquide company and leading U.S. supplier of industrial gases. The transaction is valued on a gross basis at approximately $220 million. ARI is a leading refrigerant distributor and EPA certified reclaimer in the U.S. ARI distributes, reclaims and packages refrigerant gases for a variety of end uses.

The trailing twelve month revenue through June 30, 2017 for ARI was approximately $142 million, and trailing 12 month pro forma revenue of the combined business as of June 30, 2017 was approximately $275 million. The acquisition is expected to be accretive to earnings beginning one year following the close of the transaction due to certain purchase price allocation adjustments, primarily to inventory, which will impact Hudson’s 2018 Generally Accepted Accounting Principles (“GAAP”) earnings per share.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “We’re very pleased to have closed this transformative acquisition which represents a milestone in our Company’s history. The addition of ARI significantly strengthens our leadership position in the refrigerant and reclamation industry by enhancing our product offerings, increasing our geographic reach and customer base and enhancing our sales and distribution capabilities. This strategic combination considerably increases the scale of our company which will allow us to better serve our customers during the ongoing phase out of HCFC refrigerants and as the industry continues its transition to next generation HFC refrigerants, which have also been identified for future phase down. We welcome ARI’s experienced management team and employees and look forward to working together to serve our existing and new customers with our expanded product and service capabilities.”

The acquisition was financed with available cash balances, plus total borrowings of approximately $185 million under an enhanced asset based lending facility of $150 million from PNC Bank and under a new term loan from funds advised by FS Investments and sub-advised by GSO Capital Partners LP of $105 million. No additional Hudson equity was issued to finance this transaction.

William Blair & Co. acted as Hudson’s exclusive financial advisor for the transaction and the law firm of Wiggin and Dana LLP served as the Company’s legal counsel.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, Hudson’s expectations with respect to the benefits, costs and other anticipated financial impacts of the proposed ARI transaction; future financial and operating results of the company; and the company’s plans, objectives, expectations and intentions with respect to future operations and services. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2016 and other subsequent filings with the Securities and Exchange Commission. Examples of such risks and uncertainties specific to the proposed ARI transaction include, but are not limited to, the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com